UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2016 (April 11, 2016)

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1621 Fiske Place Oxnard, California, 93033
(Address of Principal Executive Offices) (Zip Code)

(805) 639-9458
(Registrants telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2016, Clean Diesel Technologies, Inc. (the “Company” or “CDTI”) executed a Convertible Promissory Note (the “Note”) with Lon E. Bell, Ph.D., one of the Company’s Directors.

Pursuant to the terms of the Note, Mr. Bell agreed to lend the Company $500,000 at a rate per annum equal to 8% and a maturity date of September 30, 2017 (the “Maturity Date”). The Note bears no prepayment penalty. Mr. Bell has the right to convert the principal balance of the Note and any accrued interest thereon at any time before payment into the common stock of the Company at a conversion price equal to the lower of the closing price of CDTI on the date before the date of the Note or as of the date when Mr. Bell sends written notice to the Company exercising his conversion right. The Company shall have the right to mandatorily convert the principal balance of the Note and any accrued interest into the common stock of Company upon the Maturity Date at a conversion price equal to the lower of the closing price of CDTI on the date before the date of the Note or the Maturity Date. The Company shall also have the right to mandatorily convert the principal amount of the Note plus accrued interest concurrently with the closing of a Liquidity Event at a conversion price equal to the lower of the closing price of CDTI as of the date immediately before the date of this Note or at a 25% discount to the Liquidity Event price. A Liquidity Event shall be defined as a strategic investment in CDTI or a public stock offering by CDTI.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note. A copy of the Note is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1	Convertible Promissory Note, dated April 11, 2016, by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

April 15, 2016	By:	/s/ David E. Shea
Name: David E. Shea
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Convertible Promissory Note, dated April 11, 2016, by the Company